Exhibit 99.1

FOR IMMEDIATE RELEASE
February 25, 2005

For More Information, Contact:
Willard “Chuck” Lewis
Chief Operating Officer
(404) 653-2815

Citizens Bancshares Corporation Announces Fourth Quarter Earnings for 2004

ATLANTA, February 25, 2005 /PRIMEZONE/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its 2004 fourth quarter earnings of $0.31 per diluted share compared to a loss of $0.19 per diluted share for the same period in the previous year.  Net income and total revenues increased during the fourth quarter of 2004 to $648,000 and $6,590,000, respectively, when compared to the same period during 2003.  Last year’s net income was significantly impacted by the Company recording a loan loss provision totaling $1,263,000 during the three month period ending December 31, 2003 compared to a loan loss provision totaling $75,000 for the same period this year.  In the fourth quarter of 2003, the Company charged-off $1.3 million against its loan loss reserve due to the default on a credit agreement.

In 2004, credit quality trends were positive as total nonperforming assets declined $4,447,000 to $4,083,000 for the twelve-month period ended December 31, 2004.  As a percent of total assets, nonperforming assets improved by 1.14 percent to 1.23 percent at December 31, 2004 compared to 2.37 percent at December 31, 2003.  For the year ending December 31, 2004, the provision for loan losses was $850,000 compared to $1,643,000 for the comparable period during 2003, representing a decline of 48 percent.  The allowance for loan losses at December 31, 2004 was 78 percent of the nonperforming assets compared to 38 percent at December 31, 2003.  At December 31, 2004, the Company considered its allowance for loan losses to be adequate.

For the year ending December 31, 2004, the Company’s net income increased 53 percent or $800,000 to $2,305,000 when compared to net income of $1,505,000 for the same period during 2003. Total revenues for the twelve-month period ended December 31, 2004 increased $968,000 over the comparable period in 2003.  The 2004 year-end earnings per diluted share improved to $1.11 from the $0.72 per diluted share at year-end 2003.

CTB has been a partner in the Atlanta community since 1921. The goal from its inception is to promote financial stability and business development, to stress the principle of thrift and to make home ownership possible for more people. The bank currently operates in four separate markets in Georgia and Alabama.  With nearly $331 million in assets, the 84-year-old bank maintains its position among the top 3 African American commercial banks nationwide. Through its parent company, Citizens Bancshares Corporation, CTB offers its common stock on the OTC Bulletin Board under the trading symbol, CZBS. Visit Citizens Trust Bank on the World Wide Web at www.CTBConnect.com .

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.